Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FIRST QUARTER 2024

Ocala, FL…June 6, 2024 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its first quarter ended February 3, 2024. Sales for the first quarter of 2024 were $14.8 million compared to $17.1 million recorded in the first quarter of 2023. Income from operations for the first quarter of 2024 was $2.7 million versus $3.8 million in the same period a year ago. Net income after taxes was $2.3 million as compared to $3.0 million for the same period last year. Diluted earnings per share for the first quarter of 2024 were $0.71 per share compared to $0.91 per share last year.

Nobility’s financial position during the first quarter 2024 remains strong with cash and cash equivalents, certificates of deposit and short-term investments of $27.4 million and no outstanding debt. Working capital is $41.6 million and our ratio of current assets to current liabilities is 5.2:1. Stockholders’ equity is $55 million and the book value per share of common stock increased to $16.85.

Terry Trexler, President, stated, “Net sales decreased in the first quarter of 2024 as compared to last year primarily because of the interest rates on mortgages, plus we continue to experience limitations on certain key production materials from suppliers. Delay of key components from vendors as well as back orders, price increases and labor shortages also negatively affected sales and earnings. These issues continue to cause delays in the completion of the homes at the Company’s manufacturing facility and the set-up process of retail homes in the field, resulting in decreased net sales due to our inability to timely deliver and set up homes to customers. We expect that these challenges will continue throughout 2024. The Company also continues to experience inflation in some building products resulting in increases to our material and labor costs which may increase the wholesale and retail selling prices of our homes. Additionally, we believe that potential customers have delayed or deferred purchasing decisions when considering the interest rate environment.

The current demand for affordable manufactured housing in Florida and the U.S. is slowing because of the interest rate environment and increased costs associated with mortgages. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2023 through February 2024 declined by approximately 15% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2024, the Company celebrated its 57th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers in Florida for over 34 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with insulation, shingles, vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks, or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	February 3, 2024	November 4, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,142,033	$13,879,358
Certificates of deposit	11,712,706	10,204,287
Short-term investments	578,698	527,899
Accounts receivable - trade	2,269,360	2,864,808
Mortgage notes receivable	4,480	4,391
Income tax receivable	—	—
Inventories	20,061,646	21,518,098
Prepaid expenses and other current assets	1,662,231	1,733,179

Total current assets	51,431,154	50,732,020
Property, plant and equipment, net	8,352,165	8,268,976
Mortgage notes receivable, less current portion	142,628	142,761
Other investments	374,484	1,953,199
Property held for resale	26,590	26,590
Deferred income taxes	90,274	90,274
Cash surrender value of life insurance	4,375,684	4,331,659
Other assets	156,287	156,287

Total assets	$64,949,266	$65,701,766

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$684,162	$819,143
Accrued compensation	978,865	992,622
Accrued expenses and other current liabilities	1,774,322	1,809,335
Income taxes payable	771,353	661,261
Customer deposits	5,652,609	8,703,107

Total current liabilities	9,861,311	12,985,468

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,269,075 and 3,370,912 shares outstanding, respectively	536,491	536,491
Additional paid in capital	11,001,701	10,964,985
Retained earnings	73,308,201	70,969,764
Less treasury stock at cost, 2,095,832 and 1,993,995 shares, respectively	(29,758,438)	(29,754,942)

Total stockholders’ equity	55,087,955	52,716,298

Total liabilities and stockholders’ equity	$64,949,266	$65,701,766

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	February 3, 2024	February 4, 2023
Net sales	$14,767,998	$17,164,753
Cost of sales	(10,033,652)	(11,293,157)

Gross profit	4,734,346	5,871,596
Selling, general and administrative expenses	(2,032,330)	(2,035,477)

Operating income	2,702,016	3,836,119

Other income (loss):
Interest income	297,999	140,033
Undistributed earnings in joint venture - Majestic 21	22,174	22,826
Proceeds received under escrow arrangement	—	—
Increase (decrease) in fair value of equity investment	50,799	(17,942)
Miscellaneous	50,541	7,772

Total other income	421,513	152,689

Income before provision for income taxes	3,123,529	3,988,808
Income tax expense	(785,092)	(931,841)

Net income	$2,338,437	$3,056,967

Weighted average number of shares outstanding:
Basic	3,268,829	3,370,912
Diluted	3,277,565	3,371,418
Net income per share:
Basic	$0.72	$0.91
Diluted	$0.71	$0.91